UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 6, 2009

(Date of earliest event reported)

VITACOST.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34468 (Commission File No.)	37-1333024 (IRS Employer Identification No.)

5400 Broken Sound Blvd. NW – Suite 500
Boca Raton, Florida 33487-3521
(Address of Principal Executive Offices)

(561) 982-4180
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On November 6, 2009, Vitacost.com, Inc. (the “Company”) entered into an Industrial Real Estate Lease with a Lease Date of September 30, 2009 with the Pilot Company (“Landlord”) under which the Company agreed to lease from the Landlord approximately 65,000 square feet located at 840 Pilot Road, Suite A, Las Vegas, Nevada (the “Suite A Lease”).  The term of the Suite A Lease is four years eight months and commences on April 1, 2010 with one renewal option for an additional term of five years.  Annual rent for the first 12 months of the Suite A Lease is $481,224.36 and is subject to regular increases thereafter.    A copy of the Suite A Lease is attached hereto as Exhibit 99.1.

Further, on November 6, 2009, the Company entered into an Industrial Real Estate Lease with a Lease Date of September 30, 2009 with the Landlord under which the Company agreed to lease from the Landlord approximately 90,000 square feet located at 840 Pilot Road, Suite B, Las Vegas, Nevada (the “Suite B Lease”).  The term of the Suite B Lease is five years two months and commenced on October 1, 2009 with one renewal option for an additional term of five years.  Annual rent for the first 12 months of the Suite B Lease is $566,947.08 and is subject to regular increases thereafter.    A copy of the Suite B Lease is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
99.1 Industrial Real Estate Lease executed November 6, 2009, by and between Vitacost.com, Inc. and Pilot Company (Suite A Lease)
99.2 Industrial Real Estate Lease executed November 6, 2009, by and between Vitacost.com, Inc. and Pilot Company (Suite B Lease)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 12, 2009

VITACOST.COM, INC.

By:	/s/ Richard P. Smith
Name:	Richard P. Smith
Title:	Chief Financial Officer